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Exhibit 11.  Computation of per share earnings


BASIC EARNINGS PER SHARE:

Net Income                                   810,616.92      =       $0.54
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Weighted Average Number of Common Shares   1,509,907

DILUTED EARNINGS PER SHARE:

Net Income                                 810,616.92      = 810,616.92 = $0.54
-----------------------------------------  ---------------   ----------
Weighted Average Number of Common Shares   1,509,907+1,569   1,511,476
Adjusted for Effect of Outstanding Options